Exhibit 10.5

UNITED BUSINESS BANK

AMENDED AND RESTATED EXECUTIVE

SUPPLEMENTAL COMPENSATION AGREEMENT

(By and Between United Business Bank and Janet King)

This Amended and Restated Executive Supplemental Compensation Agreement (hereinafter “Agreement”) is made and entered into effective as of February _, 2018, by and between United Business Bank (hereinafter the “Bank” or the “Employer”), a California-chartered bank with its principal offices located in the city of Walnut Creek, California, and Janet King, an executive of the Bank (the “Executive”).

WHEREAS, it is the consensus of the Employer and its Board of Directors that Executive’s employment with the Bank in the past has been of exceptional merit and has constituted an invaluable contribution to the general welfare of the Bank in bringing the Bank to its present status of operating efficiency and present position in its field of activity;

WHEREAS, the Employer has established a compensation benefit program as a fringe benefit for executives of the Employer in order to attract and retain individuals with extensive and valuable experience in the banking industry;

WHEREAS, Executive’s experience and knowledge of the affairs of the Employer and the banking industry are extensive and valuable;

WHEREAS, it is deemed to be in the best interests of the Employer to provide Executive with certain fringe benefits, on the terms and conditions set forth herein, in order to reasonably induce Executive to remain in the Bank’s employ during Executive’s lifetime or until the age of retirement;

WHEREAS, the Employer entered into an Executive Supplemental Compensation Agreement with Executive effective as of July 1, 2017 (the “Prior SERP”) to provide for supplemental retirement benefits;

WHEREAS, the Employer and Executive desire to amend and restate the Prior SERP in order to reflect the existence of a holding company for the Employer and to make certain other changes, with the Employer to provide supplemental retirement benefits to Executive on the terms and conditions set forth in this Agreement; and

WHEREAS, it is the intent of the parties hereto that this Executive Plan be considered an unfunded management maintained primarily to provide supplemental retirement benefits for Executive, and be considered a non-qualified benefit plan for the purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

NOW, THEREFORE, in consideration of the past employment performance and the services to be performed by Executive in the future, as well as the mutual promises and covenants contained herein, Executive and the Employer agree as follows:

AGREEMENT

1.0	Terms and Definitions.

1.1       Accrued Liability Balance. For the purposes of this Agreement, the “Accrued Liability Balance” (“ALB”) means the liability accrued by the Bank in accordance with generally accepted accounting principles in order to fully fund the future benefit payments associated with this Agreement. The ALB shall reflect Annual Contribution Amounts made to the ALB each Service Period based on the satisfaction of performance criteria established in the Bank Performance Plan (as defined in Paragraph 1.7 below). Annual Contribution Amounts shall be reflected in the ALB within thirty (30) days of the end of any given Service Period. The ALB shall be credited with interest as defined below in Paragraph 1.2.

1.2       Accrued Liability Balance Interest Rate. Until such time as Executive Separates from Service, becomes Disabled or forfeits a benefit by operation of this Agreement, the ALB shall be credited with interest compounding annually at the Accrued Liability Interest Rate, which shall be determined as follows: the average of the Citigroup Pension Liability Index (CPU) over the preceding twelve (12) months. In the event the CPU is no longer available, an equivalent instrument shall be determined by the Bank’s actuaries and shall be utilized.

1.3       Administrator. The Bank shall be the “Administrator” and, solely for the purposes of ERISA (as defined below), the “fiduciary” of this Agreement where a fiduciary is required by ERISA.

1.4       Annual Base Salary. The term “Annual Base Salary” shall mean the annual compensation (excluding bonuses, commissions, overtime, incentive payments, non-monetary awards or fees) paid to Executive for services rendered to the Bank, before reduction for compensation deferred pursuant to all qualified, non-qualified and Code Section 125 plans of any employer.

1.5       Annual Contribution Amounts. Provided that the Bank meets the minimum annual goals as defined in the annual Bank Performance Plan as approved by the HR/Compensation Committee of the Board of Directors, the Bank will make an annual contribution to the ALB for services provided throughout a given Service Period (as defined in Paragraph 1.19). The forgoing shall be referred to as the “Annual Contribution Amount” and shall be calculated as a percent of the Executive’s Annual Base Salary. The Annual Contribution Amount ranges between zero percent (0%) and twenty-seven point two seven percent (27.27%) of Annual Base Salary as shown in the table below. No Annual Contribution Amount will be made if the Bank does not achieve a minimum of seventy-five percent (75%) of goals as defined in the BPP, and there will be no incremental or pro rata increase in Annual Contribution Amounts for achievement of over one hundred and twenty-five percent (125%) of the goals defined in the BPP. Other than as provided in the forgoing sentence, it is intended that the below chart provides benchmark contribution amounts based on the percentage of BPP goals achieved, and that any increase in percentage of BPP achieved will correlate to a pro rata increase in Annual Contribution Amounts to the ALB.

% of BPP Achieved in a Given Service Period	Contribution to ALB (by Service Period & Expressed as a % of Annual Base Salary)
0	0
75%	2.75%
80%	5.56%
85%	9.19%
90%	13.66%
95%	16.73%
100%	20.00%
105%	21.45%
110%	22.91%
115%	24.36%
120%	25.82%
125%	27.27%

All Annual Contribution Amounts shall cease upon Separation from Service or the triggering of any payment event under Paragraphs 4, 5 or 6.

1.6       Applicable Percentage. The term “Applicable Percentage” means the percentage of the Executive Benefit to which Executive may be entitled based on the date and circumstances associated with Executive’s Separation from Service with the Bank. The specific benefit to which Executive shall be entitled shall be determined by the facts and circumstances surrounding such Separation from Service. Subject to the foregoing, the Applicable Percentage shall be determined in accordance with the following:

Date of Separation from Service	Applicable Percentage
January 1, 2017- December 31, 2018	0%
January 1, 2019- December 31, 2019	30%
January 1, 2020- December 31, 2020	40%
January 1, 2021- December 31, 2021	50%
January 1, 2022- December 31, 2022	60%
January 1, 2023- December 31, 2023	70%
January 1, 2024- December 31, 2024	80%
January 1, 2025- December 31, 2025	90%
January 1, 2026- December 31, 2026	99%
January 1, 2027	100%

1.7       Bank Performance Plan. The “Bank Performance Plan” (“BPP”) defines the performance criteria to be used to measure the annual financial performance of the Bank and the amount to be contributed annually to the ALB under· this Agreement and is incorporated herein by reference. A copy of the 2018 BPP goals are attached hereto and incorporated by reference herein as “Exhibit A”, and the Annual Contribution Amount shall be pro-rated for 2017 to address partial year participation in the Plan.

For years after 2018, the BPP goals will either remain as specified for the prior Service Period, or will be modified by the HR/Compensation Committee of the Board of Directors, and Annual Contribution Amounts will be pro-rated to reflect such partial year modification of the BPP goals. Any changes to the BPP goals will be provided to the Executive in a timely manner.

1.8       Beneficiary(ies). The “Beneficiary(ies)” shall mean any individual(s) or entities designated to receive any Executive Benefit due or outstanding to the Executive upon the death of the Executive. The Beneficiary(ies) shall be designated in accordance with the provisions of Paragraph 11 (and the subsequent subparagraphs). A Bank approved Beneficiary Designation Form has been attached hereto and is incorporated by reference herein as “Exhibit B”.

1.9       Board of Directors. The “Board of Directors” shall mean the Board of Directors of the Bank.

1.10       Change in Control. For the purposes of this Agreement, a Change in Control shall include any of the following events:

A.	Change in the Ownership of the Company or the Bank. A change in the ownership of the Company or the Bank occurs on the date that any one person or persons acting as a group (as defined in Code Section 409A) acquires ownership of stock of the Company or the Bank that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company or the Bank. The acquisition of additional stock by the same person or group which has already acquired such stock or voting power is not considered to cause an additional change in the ownership of the Company or the Bank.

B.	Change in the Effective Control of the Company or the Bank. A change in the effective control of the Company or the Bank shall be deemed to occur on the date any one person or persons acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company or the Bank possessing thirty percent (30%) or more of the total voting power of the stock of the Company or the Bank.

C.	Change in the Effective Control of the Company. A change in the effective control of the Company shall be deemed to occur on the date a majority of the members of the Company’s board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election.

D.	Change in the Ownership of a Substantial Portion of the Assets of the Company or the Bank. A change in the ownership of a substantial portion of the assets of the Company or the Bank shall be deemed to occur on the date that any one person or group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or the Bank that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company or the Bank immediately before such acquisition or acquisitions. No Change in Control shall result if the assets are transferred to certain entities controlled directly or indirectly by the shareholders of the transferring corporation.

In addition, to constitute a Change in Control event with respect to the Executive, the change in control event must relate to (i) the corporation for whom Executive is performing services at the time of the Change in Control; (ii) the corporation that is liable for the payment of the amounts described herein (or all corporations liable for the payment if more than one corporation is liable) but only if either the deferred compensation is attributable to the performance of service by the Executive for such corporation(s) or there is a bona fide business purpose for such corporation(s) to be liable for such payment and, in either case, no significant purpose of making such corporation(s) liable for such payment is the avoidance of federal income tax; or·(iii) a corporation that is a majority shareholder of a corporation identified in (i) or (ii) above, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (i) or (ii) above.

In order to constitute a Change in Control, the above events must also constitute a change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank, in each case as provided under Code Section 409A and the regulations thereunder.

1.11       Code. The “Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

1.12       Company. The term “Company” shall mean BayCom Corp, a California corporation and the parent holding company of the Bank.

1.13       Disability/Disabled. For the purposes of this Agreement, the term “Disability” shall be interpreted in accordance with Code Section 409A. Pursuant to Code Section 409A, the Executive will be considered Disabled if:

A.	She is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

B.	She is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.

In the event a disability policy has been purchased by Employer for Executive, then the individual or entity responsible for determining such disability thereunder shall determine Executive’s Disability under this Agreement (using the foregoing disability definition). In the event no such disability policy exists, then the Plan Administration shall make a good faith determination of Disability using the definition provided herein.

1.14       Effective Date. The term “Effective Date” shall mean the date first written above.

1.15       ERISA. The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.16       Executive Benefit. The term “Executive Benefit” shall mean the annual benefit amounts determined pursuant to Paragraphs 4 through 7 (including sub-paragraphs, as applicable), forfeited, reduced or adjusted to the extent: (a) required under the other provisions of this Agreement; (b) required by reason of the lawful order of any regulatory agency or body having jurisdiction over the Employer; or (c) required in order for the Employer to comply with any and all applicable state and federal laws, including, but not limited to, income, employment and disability income tax laws (e.g., FICA, FUTA, SDI).

1.17       Involuntary Separation from Service. The terms “Involuntary Separation from Service” or “Involuntary Termination” (or “Involuntarily Terminated”) shall mean a Separation from Service due to the independent exercise of the unilateral authority of the Bank to terminate Executive’s services, other· than due to Executive’s implicit or explicit request, where Executive was willing and able to continue performing services.

1.18       Joint Beneficiary Agreement. The term “Joint Beneficiary Agreement” shall refer to any agreement between the parties pursuant to which a life insurance policy on the life of Executive is owned by the Bank, and pursuant to which the Bank and Executive’s designated beneficiaries will share in policy proceeds upon Executive’s death.

1.19       Service Period. For the purposes of this Agreement, the term “Service Period” shall refer to the consecutive period of time between January 1 and December 31 of a given calendar year, during which time Executive must remain employed (shall not Separate from Service) in order to receive an Annual Contribution Amount for such Service Period. If, however, Executive Separates from Service after October 1 of a given calendar year (other than the calendar year 2017), then Executive shall be deemed to have completed the entire Service Period, thereby entitling Executive to the Annual Contribution Amount she would have received had Separation from Service occurred on December 31 of such given year.

The first Service Period covered by this Agreement shall be July 1, 2017 through December 31, 2017. Thereafter, and as stated above, a Service Period shall refer to a calendar year.

1.20       Separation from Service. The term Separation from Service (or “Separates from Service”) shall be interpreted in accordance with the provisions of Code Section 409A and shall exclude death or Disability. Currently, under Code Section 409A, whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Employer (together with all corporations with whom the Employer would be considered a single employer under Code Section 414(b)) and Executive reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services Executive will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (as an employee or an independent contractor) over the immediately preceding thirty six (36) month period (or the full period of services to the Employer if the Executive has been providing services to the Employer less than thirty-six (36) months). There shall be no Separation from Service while Executive is on military leave, sick leave or other bona fide leave of absence, as long as such leave does not exceed six (6) months, or if longer, so long as the individual retains a right to re-employment with the service recipient under an applicable statute or by contract.

1.21       Specified Employee. The term “Specified Employee” shall be defined in accordance with Code Section 409A and its related guidance. Code Section 409A currently provides that a Specified Employee means an employee who, as of the date of his or her Separation from Service, is a “key employee” of an Employer of which any stock is publicly traded on an established securities market or otherwise. An Executive is a key employee if Executive meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during the twelve (12) month period ending on a specified employee identification date. If Executive is a key employee as of a specified employee identification date, then Executive shall be treated as a key employee for the entire twelve (12) month period beginning on the specified employee effective date as determined under Code Section 409A.

1.22       Termination for Cause. A “Termination for Cause” shall be defined by the terms of the then effective Employment Agreement between Bank and Executive, and shall be synonymous with a for cause termination under such agreement. In the event there is no Employment Agreement in effect between the parties, then a “Termination for Cause” shall mean termination of Executive’s employment by the Bank for any of the following reasons: (i) Executive fails to perform or habitually neglects the duties which Executive is required to perform hereunder; (ii) Executive engages in illegal activity which materially adversely affects the Bank’s reputation in the community or which evidences the lack of Executive’s fitness or ability to perform Executive’s duties as determined by the Board of Directors in good faith; (iii) any breach of fiduciary duty, personal dishonesty, deliberate or repeated disregard of the policies or procedures of the Bank as adopted by the Board of Directors or a committee thereof or refusal or failure to act in accordance with any direction or order of the Board of Directors or a committee thereof of the Bank, except those in contravention of any law or regulation, or any act by Executive which causes termination of coverage of Executive under any fidelity or blanket bond; (iv) gross negligence adversely affecting the Bank; (v) any willful or material breach of this Agreement or any other willful misconduct; (vi) the Bank is closed or taken over by regulatory or other supervisory authority; or (vii) any bank regulatory or supervisory authority successfully exercises its statutory or regulatory powers to remove Executive.

2.0	Scope, Purpose and Effect.

2.1       Contract of Employment. Although this Agreement is intended to provide Executive with an additional incentive to remain in the employ of the Employer, this Agreement shall not be deemed to constitute a contract of employment between Executive and the Employer, nor shall any provision of this Agreement restrict or expand the right of the Employer to terminate Executive’s employment. This Agreement shall have no impact or effect upon any separate written employment agreement which Executive may have with the Employer, it being the parties’ intention and agreement that unless this Agreement is specifically referenced in said employment agreement (or any modification thereto), this Agreement (and the Employer’s obligations hereunder) shall stand separate and apart and shall have no effect on or be affected by, the terms and provisions of said employment agreement.

2.2       Fringe Benefit. The benefits provided by this Agreement are granted by the Bank as a fringe benefit to Executive and are not a part of any salary reduction plan or any arrangement deferring a bonus or a salary increase. The Executive has no option to take any payments or bonus in lieu of the benefits provided by this Agreement.

2.3       Prohibited Payments. Notwithstanding anything in this Agreement to the contrary, if any payment made under this Agreement is a “golden parachute payment” as defined in Section 28(k) of the Federal Deposit Insurance Act (12 U.S.C. Section l828(k) and Part 359 of the Rules and Regulations of the Federal Deposit Insurance Corporation (collectively, the “FDlC Rules”) or· is otherwise prohibited, restricted or subject to the prior approval of a banking regulator, no payment shall be made hereunder without complying with said FDIC Rules.

3.0          Delay in Payments for Specified Employee in the Event of a Separation from Service and Compliance With Code Section 409A.

3.1      Delay in Payments for Specified Employee in the Event of a Separation from Service and Compliance with Code Section 409A. In the case of any employee who is a Specified Employee under Code Section 409A as of the date of a Separation from Service, then a payment conditioned upon a Separation from Service may not be made before the date that is six (6) months after the date of Separation from Service (or, if earlier than the end of the six-month period, the date of death of the Specified Employee, if such death benefit is provided).

Therefore, it is the parties’ understanding and intention that any benefit which is to be made pursuant to this Agreement and to a Specified Employee within the meaning of Code Section 409A, and whose payment is triggered by a Separation from Service, shall be withheld for six (6) months in accordance with the foregoing. In the event payments to which Executive would otherwise be entitled during the first six (6) months are subject to this six (6) month delay in payment, then such payments shall be accumulated and paid on the first day of the seventh (7th) month following the date of Separation from Service. Payments will then continue thereafter as called for pursuant to the terms of this Agreement.

Notwithstanding any provision existing in this Agreement or any amendment thereto, it is the intent of the Bank and Executive that any payment or benefit provided pursuant to this Agreement shall be made and paid in a manner, at a time and in a form which complies with the applicable requirements of Code Section 409A, in order to avoid any unfavorable tax consequences resulting from any such failure to comply.

3.2       Compliance with Code Section 409A. In the event of any ambiguity in definitions or terms, or in the event further clarification of any term or provision is necessary, all interpretations and payouts of benefits based thereon shall be in accordance with Code Section 409A and any related notices or guidance.

3.3       Executive is Solely Responsible for Code Section 409A Violations. Executive understands and agrees that, in the event of a Code Section 409A violation, Executive will be solely responsible for any and all resulting taxes and penalties, and furthermore agrees that she shall not seek, in any manner, to hold Employer responsible, financially or otherwise, for any such potential taxes and/or penalties she may incur as a result of a Code Section 409A violation. Executive further acknowledges and agrees that, in the event of a Code Section 409A violation, Employer’s sole obligation under this Agreement shall be to reasonably cooperate with Executive in good faith.

4.0          Executive Benefit upon a Separation from Service for Reasons Other than a Termination for Cause or Following a Change in Control.

4.1.       Benefit Amount. In the event Executive Separates from Service for reasons other than For Cause or under the provisions of Paragraph 5 (Change in Control), then Executive shall be entitled to be paid the Applicable Percentage of the ALB as of the date of Separation from Service. Notwithstanding the forgoing, if Executive is Involuntarily Terminated, the Applicable Percentage shall be accelerated and shall be deemed to be one hundred percent (100%).

4.2       Payment Method and Duration. The foregoing amount shall be used to calculate an annuity payable on a monthly basis for a period of one hundred eighty (180) months, and by applying the Accrued Liability Balance Interest Rate. The Executive Benefit amount determined above in Paragraph 4.1 shall be paid in substantially equal monthly payments, with payments commencing on the first (1st day of the fourth (4th) month following Executive’s Separation from Service and shall continue for a period of one hundred eighty (180) months.

5.0	Upon a Change in Control. Upon a Change in Control, Executive shall be entitled to one of the following:

5.1       Benefit Amount.

A.	Change in Control on or Before December 31, 2026. Upon a Change in Control occurring on or before December 31, 2026, then Executive shall become entitled to receive an amount equal to the ALB as of the date of the Change in Control, plus the amount of all projected Annual Contribution Amounts expected to be included in the ALB through December 31, 2026 (i.e., including contributions for the 2026 Service Period). This calculation shall be made assuming that remaining Annual Contribution Amounts through December 31, 2026 are equal to the amounts the Bank would have made assuming a performance level for each remaining Service Period equal to the average performance level for the three (3) year period preceding the Change in Control. In addition, this ALB amount shall be credited with interest as though the Annual Contribution Amounts had been made on the same annual schedule they would have been made through December 31, 2026 and applying the Accrued Liability Balance Interest Rate from the date of the Change in Control through December 31,2026.

B.	Change in Control After December 31, 2026. Upon a Change in Control occurring after December 31, 2026, then Executive shall receive the ALB.

5.2       Payment Method and Duration. The foregoing amount shall be used to calculate an annuity payable on a monthly basis for a period of one hundred eighty (180) months, and by applying the Accrued Liability Balance Interest Rate. The Executive Benefit amount determined above in Paragraph 5.1 shall be paid in substantially equal monthly payments, with payments commencing on the first (1st) day of the fourth (4th) month following Executive’s Separation from Service and shall continue for a period of one hundred eighty (180) months.

6.0         Disability. In the event Executive becomes Disabled at any time prior to Separating from Service with the Bank, then Executive shall be entitled to be paid the following benefit in lieu of any other benefits herein:

6.1       Benefit Amount.

A.	If Disability Occurs on or Before December 31, 2026. In the event Executive becomes Disabled on or before December 31, 2026, then Executive shall be entitled to receive an amount equal to the ALB as of the date of Disability, plus the amount of all projected Annual Contribution Amounts expected to be included in the ALB had Executive not become Disabled until December 31, 2026. This calculation shall be made assuming that remaining Annual Contribution Amounts through December 31, 2026 are equal to the amounts the Bank would have made assuming a performance level for each remaining Service Period equal to the average performance level for the three (3) year period preceding Executive’s Disability. In addition, this ALB amount shall be credited with interest as though the Annual Contributions had been made on the same annual schedule they would have been made had there been no Disability until December 31,2026 and applying the Accrued Liability Balance Interest Rate from the date of Disability through December 31, 2026.

B.	If Disability Occurs After December 31, 2026. In the event Executive becomes Disabled after December 31, 2026, then Executive shall receive the ALB.

6.2       Payment Method and Duration. The foregoing amount shall be used to calculate an annuity payable on a monthly basis for a period of one hundred eighty (180) months, and by applying the Accrued Liability Balance Interest Rate. The Executive Benefit amount determined above in Paragraph 6.1 shall be paid in substantially equal monthly payments, with payments commencing on the first (1st) day of the fourth (4th) month following Executive’s Disability and shall continue for a period of one hundred eighty (180) months.

7.0         Death. In the event Executive dies prior to Separating from Service, prior to a Change in Control, and prior to becoming Disabled, then all benefit amounts under this Agreement, including all amounts to which Executive and/or his Beneficiaries may have become entitled in the future, shall be forfeited, and any benefits payable upon death shall only be paid pursuant to a Joint Beneficiary Agreement should one exist.

In the event Executive dies after Separating from Service, or after becoming entitled to receive benefits pursuant to Paragraph 5 (Change in Control) or Paragraph 6 (Disability), then both the Executive Benefit amount and payout method determined as of the Separation from Service, Change in Control or Disability date will remain unchanged and shall instead be paid to Executive’s designated Beneficiary.

8.0	Termination for Cause.

Executive agrees that if his employment with the Bank is terminated at any time For Cause as defined in this Agreement (and regardless of whether he has become entitled to a benefit pursuant to Paragraphs 5 or 6 addressing Change in Control and Disability), then he shall forfeit any and all rights and benefits he may have under the terms of this Agreement and shall have no right to be paid any of the amounts which would otherwise be due or paid to Executive by the Bank pursuant to the terms of this Agreement.

9.0	Non-Compete Clause.

If the Executive is entitled to receive a benefit pursuant to the provisions of Paragraphs 4 or 6, then as a condition of the Executive’s entitlement to such benefit, the Executive agrees not to engage in Competitive Activity in the Employer’s Market Area within the three (3) year period beginning on the date of the Executive’s Separation from Service. The term “Competitive Activity” means acting directly or indirectly as an employee, agent, member, director, co-partner or in any other individual or representative capacity on behalf of any FDIC insured financial institution. The term “Employer’s Market Area” is defined as the area within a forty (40) mile radius from any deposit taking office (not ATM location) of the Employer at the time immediately prior to the Executive’s employment termination. If the Executive shall breach the covenant not to compete contained herein, the Employer shall be entitled to injunctive relief as well as monetary relief. The Executive acknowledges that injunctive relief is appropriate because the Employer’s remedies at law are inadequate.

10.0	Right to Determine Funding Methods.

The Bank reserves the right to determine, in its sole and absolute discretion, whether, to what extent and by what method, if any, to provide for the payment of the amounts which may be payable to Executive under the terms of this Agreement. In the event that the Bank elects to fund this Agreement, in whole or in part, through the use of life insurance or annuities, or both, the Bank shall determine the ownership and beneficial interests of any such policy of life insurance or annuity. The Bank further reserves the right, in its sole and absolute discretion, to terminate any such policy, and any other devise used to fund its obligations under this Agreement, at any time, in whole or in part. Executive shall have no right, title or interest in or to any funding source or amount utilized by the Bank pursuant to this Agreement, and any such funding source or amount shall not constitute security for the performance of the Bank’s obligations pursuant to this Agreement. In connection with the foregoing, Executive agrees to execute such documents and undergo such medical examinations or tests which the Bank may request and which may be reasonably necessary to facilitate any funding for this Agreement including, without limitation, the Bank’s acquisition of any policy of insurance or annuity.

11.0	Beneficiary Designation.

11.1       Beneficiary Designation. Executive shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both primary as well as secondary) to whom benefits under this Agreement shall be paid in the event of his death prior to complete distribution to the Executive of the benefits due under this Agreement. Each Beneficiary designation shall be in a written form approved by the Bank and will be effective only when notarized and filed with the Bank during the Executive’s lifetime. Attached hereto as “Exhibit B” is a Beneficiary Designation Form approved by the Bank; however, the Bank reserves the right to modify such Beneficiary Designation Form as it deems necessary in the future.

11.2       Amendments to Beneficiary Designation. Any Beneficiary Designation Form may be changed by the Executive without the consent of any designated Beneficiary by the filing of a new Beneficiary Designation Form with the Bank. The filing of a new Beneficiary Designation Form will cancel all Beneficiary(ies) previously designated. If an Executive’s compensation is community property, any Beneficiary designation shall be valid or effective only as permitted under applicable law.

11.3       No Beneficiary Designated. In the absence of an effective Beneficiary Designation Form, or if all stated Beneficiaries predecease the Executive or die prior to complete distribution of the Executive’s Benefit, then the Executive’s designated Beneficiary shall be deemed to be Executive’s lawful spouse or registered domestic partner, or if none exists, Executive’s estate.

11.4       Doubt as to Beneficiary. If there is a doubt as to the proper Beneficiary to receive payments pursuant to this Agreement, then the Bank shall have the right to withhold such payments until this matter is resolved to the satisfaction of Employer. In the event of any such doubt or dispute, Employer reserves all rights to file an interpleader action or to require a court decree or order directing the payment of benefits or to require indemnification from any claimant or to require claimants to otherwise finally resolve such claims prior to Employer paying any benefits under this Plan.

11.5       Effect of Payment to the Beneficiary. The payment to the deemed Beneficiary shall fully and completely discharge the Bank from all further obligations under this Agreement.

12.0	Administrator.

12.1       Named Fiduciary and Plan Administrator. The “Named Fiduciary” and “Plan Administrator” of this executive plan shall be the Bank until its resignation to removal by the Board of Directors. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of this executive plan. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan, including employment of advisors and the delegation of ministerial duties to qualitied individuals.

13.0       Claims Procedure.

In the event a dispute arises over the benefits under this executive plan and benefits are not paid to Executive (or to the Executive’s beneficiary[ies], if applicable) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above in accordance with the following procedures:

A.	Written Claim. The claimant may file a written request for such benefit to the Plan Administrator.

B.	Claim Decision. Upon receipt of such claim, the Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days for reasonable cause by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

If the claim is denied in whole or in part, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administration· shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)	The specific reasons for the denial;
(ii)	The specific reference to pertinent provisions of the Agreement on which the denial is based;
(iii)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;
(iv)	Appropriate information as to the steps to be taken if the claimant wishes to submit the claim for review and the time limits applicable to such procedures; and
(v)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

C.	Request for Review. Within sixty (60) days after receiving notice from the Plan Administrator that a claim has been denied (in part or all of the claim), then claimant (or their duly authorized representative) may file with the Plan Administrator a written request for a review of the denial of the claim.

The claimant (or his duly authorized representative) shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

D.	Decision on Review. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The notice of extension must set forth the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision.

In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)	The specific reasons for the denial;
(ii)	A reference to the specific provisions of the Agreement on which the denial is based;
(iii)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and
(iv)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

14.0	Dispute Resolution.

14.1       Arbitration of Disputes. A claimant whose claims have been denied pursuant to the claims and appeals procedures above (and other than those matters which are to be determined by the Bank in its sole and absolute discretion and/or those matters which arc governed by ERISA), shall then be subject to non-binding arbitration before a member of the Judicial Arbitration and Mediation Services (JAMS) in accordance with JAMS rules and procedures. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Any arbitration hereunder shall be conducted in San Francisco, California, unless otherwise agreed to by the parties. In the event arbitration is not successful in resolving matters, the parties may then pursue alternate dispute resolution methods available.

14.2       Attorneys’ Fees. In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, (a) each party shall pay its own arbitration and attorneys’ fees incurred (pursuant to the terms of this Agreement); and (b) the prevailing party shall be entitled to recover from the other party reasonable expenses, attorneys’ fees and costs incurred in the enforcement or collection of any judgment or award rendered. The “prevailing party” means any party (one party or both parties, as the case may be) determined by the arbitrator(s) or court to be entitled to money payments from the other, not necessarily the party in whose favor a judgment is rendered.

14.3       Attorneys’ Fees in the Event of a Change in Control. The Employer desires that the Executive not be required to incur the expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. The Employer desires that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs, it appears to the Executive that (i) the Employer has failed to comply with any or its obligations under this Agreement, or (ii) the Employer or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Employer irrevocably authorizes the Executive from time to time to retain counsel of Executive’s choice, at Employer’s expense as provided in this subparagraph, to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against the Employer or any director, officer, stockholder or other person affiliated with the Employer, in any jurisdiction. Notwithstanding any existing or previous attorney-client relationship between the Employer and any counsel chosen by the Executive under this subparagraph, the Employer irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Executive and Employer agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by Executive as provided in this section shall be paid or reimbursed to the Executive by the Employer on a regular periodic basis upon presentation by the Executive or a statement or statements prepared by such counsel in accordance with such counsel’s customary practices up to a maximum aggregate amount of fifty thousand dollars ($50,000), whether suit be brought or not, and whether or not incurred in trial, bankruptcy or appellate proceedings. The Employer’s obligation to pay Executive’s legal tees provided by this subparagraph operate separately from and in addition to any legal fees reimbursement obligation the Employer may have with the Executive under any separate employment, severance or other Agreement between the Executive and the Employer. Despite any contrary provision within this Agreement, however, the Employer shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)] and the regulations promulgated thereunder, including 12 C.F.R. Part 359.

15.0       Status as an Unsecured General Creditor and Rabbi Trust. Notwithstanding anything contained herein to the contrary: (i) Executive shall have no legal or equitable rights, interests or claims in or to any specific property or assets of the Employer as a result of this Agreement; (ii) none of the Bank’s assets shall be held in or under any trust for the benefit of Executive or held in any way as security for the fulfillment of the obligations of the Bank under this Agreement; (iii) all of the Bank’s assets shall be and remain the general unpledged and unrestricted assets of the Bank; (iv) the Bank’s obligation under this Agreement shall be that of an unfunded and unsecured promise by the Bank to pay money in the future; and (v) Executive shall be an unsecured general creditor with respect to any benefits which may be payable under the terms of this Agreement.

Notwithstanding subparagraphs (i) through (v) above, the Bank and Executive acknowledge and agree that, in the event of a Change in Control, upon request of Executive, or in the Bank’s discretion if Executive does not so request and the Bank nonetheless deems it appropriate, the Bank shall establish, not later than the effective date of the Change in Control, a Rabbi Trust or multiple Rabbi Trusts (the “Trust” or “Trusts”) upon such terms and conditions as the Bank, in its sole discretion, deems appropriate and in compliance with applicable provisions of the Code, in order to permit the Bank to make contributions and/or transfer assets to the Trust or Trusts to discharge its obligations pursuant to this Agreement. The principal of the Trust or Trusts and any earnings thereon shall be held separate and apart from other funds of the Bank to be used exclusively for discharge of the Bank’s obligations pursuant to this Agreement and shall continue to be subject to the claims of the Bank’s general creditors until paid to Executive in such manner and at such times as specified in this Agreement.

16.0	Miscellaneous.

16.1       Opportunity to Consult with Independent Advisors. Executive acknowledges that she has been afforded the opportunity to consult with independent advisors of her choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to her under the terms of this Agreement and the (i) terms and conditions which may affect Executive’s right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances Executive acknowledges and agrees shall be the sole responsibility of Executive notwithstanding any other term or provision of this Agreement. Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses or liabilities applicable to Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successors and assigns to claim or assert liability on the part of the Bank related to the matters described above in this paragraph. Executive further acknowledges that she has read, understands and consents to all of the terms and conditions of this Agreement, and that she enters into this Agreement with a full understanding of its terms and conditions.

16.2       Notice. Any notice required or permitted of either Executive or the Bank under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

If to the Bank:	United Business Bank- Corporate Offices
500 Ygnacio Valley Road
Suite 200
Walnut Creek, CA 94596

If to the Executive:	Janet King
At the last address appearing on the
personnel records of the Bank

16.3       Assignment. Executive shall have no power or right to transfer, assign, anticipate, hypothecate, modify or otherwise encumber any part or all of the amounts payable hereunder, nor, prior to payment in accordance with the terms of this Agreement, shall any portion of such amounts be: (i) subject to seizure by any creditor of Executive, by a proceeding at law or in equity, for the payment of any debts, judgments, alimony or separate maintenance obligations which may be owed by Executive; or (ii) transferrable by operation of law in the event of bankruptcy, insolvency or otherwise. Any such attempted assignment or transfer shall be void. In the event Executive or any beneficiary attempts assignment, communication, hypothecation, transfer or disposal of the benefits hereunder, any such attempted transfer or assignment shall be void.

16.4       IRS Section 280G Issues. If all or any portion of the amounts payable to Executive under this Agreement, either alone or together with other payments which Executive has the right to receive from the Employer, constitute “excess parachute payments” within the meaning of Section 280G of the Code that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), Executive shall be responsible for the payment of such excise tax and Employer (and its successor) shall be responsible for any loss of deductibility related thereto; provided, however, that Employer and Executive shall cooperate with each other and use all reasonable efforts to minimize to the fullest extent possible the amount of excise tax imposed by Section 4999 of the Code. If, at a later date, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, or otherwise) that the amount of excise taxes payable by Executive is greater than the amount initially so determined, then Executive shall pay an amount equal to the sum of such additional excise taxes and any interest, fines and penalties resulting from such underpayment. The determination of the amount of any such excise taxes shall be made by the independent accounting firm or law firm employed by the Employer immediately prior to the change in control or such other independent accounting firm or law firm as may be mutually agreeable to the Employer and Executive in the exercise of their reasonable good faith judgment.

16.5       Binding Effect/Merger or Reorganization. This Agreement shall be binding upon and inure to the benefit of Executive and the Bank. Accordingly, the Bank shall not merge or consolidate into or with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm or person, unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. In the alternative, a holding company which is a party to any such transaction may agree to assume and discharge the obligation of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to such surviving or successor firm, person, entity or corporation, or the holding company, as the case may be.

16.6       Nonwaiver. The failure of either party to enforce at any time or for any period of time any one or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s) or of that party’s right thereafter to enforce each and every term and condition of this Agreement.

16.7       Partial Invalidity. If any term, provision, covenant or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void or unenforceable, such determination shall not render any other term, provision, covenant or condition invalid, void or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

16.8       Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter of this Agreement (including without limitation the Prior SERP) and contains all of the covenants and agreements between the parties with respect thereto. Each party to this Agreement acknowledges that no other representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding on either party.

16.9       Modifications. Any modification of this Agreement shall be effective only if it is in writing and signed by each party or such party’s authorized representative, and only to the extent that it is compliant with all applicable codes and statutes, including but not limited to Code Section 409A.

16.10     Paragraph Headings. The paragraph headings used in this Agreement are included solely for the convenience of the parties and shall not affect or be used in connection with the interpretation of this Agreement.

16.11     No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

16.12     Governing Law. Other than as required by ERISA, the laws of the State of California, other than those laws denominated choice of law rules, and where applicable, the rules and regulations of the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, or any other regulatory agency or governmental authority having jurisdiction over the Bank or the Company, shall govern the validity, interpretation, construction and effect of this Agreement.

16.13     General Release. As a condition of receiving severance, Disability or Change in Control benefits pursuant to this Agreement, Executive must sign and complete a General Release Form provided by the Employer prior to the scheduled commencement date of such benefits.

17.0	Termination or Modification of Agreement.

17.1       Termination of Agreement When Permissible by Code Section 409A. Provided Employer satisfies the requirements of Code Section 409A, Employer may terminate this Agreement in the event of the following: (i) corporate dissolution or bankruptcy (as ordered by the bankruptcy court); (ii) upon a Change in Control; or (iii) as a matter of Employer discretion.

17.2       Termination or Modification of Agreement by Reason of Changes in the Law, Rules or Regulations. The Bank is entering into this Agreement upon the assumption that certain existing tax laws, the Code, rules and regulations will continue in effect in their current form. If any said assumptions should change and said change has a detrimental effect on this executive plan, then the Bank reserves the right to terminate or modify this Agreement accordingly.

IN WITNESS WHEREOF, the Bank and the Executive have executed this Agreement effective as of the date first written above in the City of Walnut Creek, California.

UNITED BUSINESS BANK	EXECUTIVE

By:	/s/George J. Guarani	/s/Janet L. King

/s/Keary L. Colwell
	Witness	Witness